Exhibit 99.1

EDITED TRANSCRIPT

FCN.N - Q1 2024 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: APRIL 25, 2024 / 1:00PM GMT

OVERVIEW:

Company Summary

APRIL 25, 2024 / 1:00PM, FCN.N - Q1 2024 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division - Analyst

James Edwin Yaro Goldman Sachs Group, Inc., Research Division - Research Analyst

Tobey O’Brien Sommer Truist Securities, Inc., Research Division - MD

PRESENTATION

Operator

Good day, and welcome to the FTI Consulting First Quarter 2024 Earnings Conference Call. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the conference over to Ms. Mollie Hawkes, Head of Investor Relations. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s first quarter 2024 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, initiatives, projections, prospects, policies, processes and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, future capital allocation and expenditures, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, ESG-related matters, new or changing laws and regulations, scientific or technological development and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the headings of Risk Factors and Forward-Looking Information in our quarterly report on Form 10-Q for the quarter ended March 31, 2024, our annual report on Form 10-K for the year ended December 31, 2023, and in our other filings with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the reconciliation.

Lastly, there are 2 items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our first quarter 2024 results.

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Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our disclosures are consistent, these slides provide similar details as they have historically and, as I’ve said, are available on the Investor Relations section of our website.

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer. At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Mollie. Welcome, everyone. Thank you all for joining us this morning. As I’m sure many of you saw in our press release this morning, we again delivered terrific results this quarter. In fact, we delivered results which exceeded our expectations and I suspect many of yours as well.

What I would like to do is to make 2 points before I turn the call over to Ajay who will, as usual, go through the details of the quarter. The first is to talk about some things we have always believed is important to talk about after bad quarters, but also after good ones, which is that individual quarters where they do tend to reflect the core strengths we work every day to create are often influenced by transient elements as well. And hence, we always urge caution about taking any given quarter, multiplying it by 4 and thinking, wow, that’s a great representation of where the company is. That’s the first point.

The second point is on a different subject, but one that in an important way ties to the first and is, in any case, something very important going on, which is the rich set of investment opportunities that we are seeing right now across our segments and across the world.

Let me start with the first point, why it is that quarterly results can deviate from what we would see as the true durable underlying economic power of the business. One reason is that certain P&L elements can sometimes have somewhat of a random feel. Sometimes they happen to have negative FX in the quarter or higher bad debt than is typical or happen to have lower success fees. And sometimes it’s the opposite, where those factors in a given quarter cut more positively than we would typically expect them to do to operate.

This quarter, the sort of factors we typically discuss didn’t all cut positively. For example, as Ajay will talk about, we had some major revenue deferrals in Econ. But as Ajay will also talk about, the factors on average this quarter cut more positively. For example, our tax rate happened to be significantly lower than we expected in this quarter. We had lower FX remeasurement losses as well as higher success fees compared to the prior year quarter. So the seemingly randomness of those factors is one reason, I believe, we should never overweight a quarter.

The second reason I’d like to discuss is more subtle, but it’s also one that has turned out to be powerful in some quarters, which is the degree to which the business ebbs and flows coincide. As I think everyone knows, all of our businesses can have substantial real underlying swings from quarter to quarter. Those swings can have a multitude of causes. Sometimes they reflect overall forces like COVID or geopolitical tensions; other times with market-specific conditions that drive our business, such as whether the restructuring market or deal markets are booming.

And yet other times, it can be factors that are more idiosyncratic for us, for example, whether business happens to be conflicted out of that quarter’s largest jobs or if the big jobs in any one segment happened to start or end that quarter. We have, across our business, enough disparate businesses across FTI, but those business-influencing factors rarely cut all the same way across all of our businesses at the same time. More typically, if one region or business have a big set of jobs roll off, another is facing a set of jobs that are just beginning. But occasionally, there is more alignment with those factors, more coincidence, either positively or negatively than is typical.

Many of you have been following us for a while. For those of you who have, you might remember the first half of 2017. I would say that was a period where we had a whole lot of negative coinciding going on. We happened to swing and miss on some big jobs. We were conflicted out of some others. Some of the investments we have made have not yet borne out, and we were cycling the first half that happened to be particularly really strong.

And so we had a couple of very poor quarterly results. At that time, however, we were quite confident that the coincidence of bad factors did not reflect the true underlying strength of our business. We reaffirmed guidance for the year. And as you know, that confidence was subsequently borne out by the results in the second half of 2017 and beyond. Nevertheless, it was still painful. We were sitting there in the beginning of 2017 with [42 pax], 2 quarters that were pretty terrible. That’s negative coinciding.

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On the other hand, in 2019, some quarters felt like Camelot with us coming the closest we’ve ever come to everything going right across every business in every region at the same time. When Ajay and I talked about this quarter, it doesn’t quite feel like 2019, and it does feel closer to Camelot than typical. We have had just so many things go right so far this year.

I’ll give a few examples. In Corp Fin, as you know, when restructuring is up, there’s often a partial offset in some of the other businesses. This quarter, all 3 of the major businesses in Corp Fin, restructuring, business transformation & strategy and transactions, grew at double-digit rates year-over-year.

In Econ, we have won some of the biggest jobs that we have ever won. And we’re seeing strength not only in non-M&A and M&A-related antitrust, but also in financial economics and international arbitration; and not just in big regions, but in smaller geographies like us - for us like Asia Pacific and Lat Am.

I’m sure you saw FLC had terrific results this quarter, year-over-year coming from - and it came from powerful contributions across investigations, disputes, construction solutions, health solutions, essentially almost all of our practice lines pulled in the right direction.

Tech. Tech is in a business that is facing industry backdrop with some significant challenges. Yet in the face of that, we continue to gain share, winning large M&A second requests for such engagements, and we’re also seeing the results of forward-looking investments in areas like emerging data.

And Strat Comm, we also delivered double-digit revenue growth, and that’s from a segment perspective. If you look at it from a geographical perspective, this quarter, we saw growth in all 4 regions, with North America and EMEA both growing revenues at double-digit rates year-over-year.

The strength of this quarter clearly reflects the multiyear progress we have made and the focus we’ve had on building stronger businesses that are durable, more powerful, able to sustain growth year-over-year after year. But I think both Ajay and I thought that in terms of the ebbs and flows of the underlying businesses, it does feel a little closer to Camelot than we would typically see in a quarter.

The consequence of these observations, as Ajay will talk about, is that notwithstanding the strong quarter, we are not revising guidance. We are not assuming Camelot will last forever. But let me use that to bridge to something I feel is a far more fundamental point. It’s nice to be in Camelot, to report these sorts of results in the quarter. But our success over these last years has not required us to be in Camelot. In fact, our success has had little to do with the short-term factors I was just talking about. It has never involved us trying to make sure every business only finds the zigs of its business and avoids the zags every quarter.

To the contrary, our success these last 5 to 10 years has, in fact, actually been characterized by choppy lines in every business. Restructuring has gone up hugely in some quarters and gone down substantially in others. Transactions is in variability as is antitrust clearance. We’ve got testifying business go near 0 during COVID. We had so many ebbs and flows across the businesses.

Our success has not been because we’ve tried to get rid of that variability. Instead, what we have focused on is making sure that variability oscillates around powerful, upward-sloping lines at every one of our businesses. It is the change in the trajectory of those underlying lines, business by business, region by region, not the elimination of oscillation, that has made the difference.

One of the most critical enablers of that change has been that we now have a leadership team at the ExCo level, but also far more broadly throughout this company that is focused not on quarters, but on the fundamentals that over time trump all short-term factors: making a difference for core clients; developing those core clients into deep relationships; attracting and promoting people you’re proud to be associated with who we can build businesses; investing behind those people; and important, being willing to do so even if those investments come at a time that happens not to be convenient for your P&L.

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In that connection, let me move on to the second point I wanted to make, which is that right now, I believe we are staring at the richest set of investment opportunities that I have ever seen at this company. The combination of a great set of people we’ve attracted over time, some of the promotions we’ve made, the success we’re having, the investments we’ve shown ourselves willing to make around the world even when others were cutting back or are cutting back get noticed by talent and have been noticed by a lot of terrific talent around the world.

And so we have a great number of people calling us in a range of places around the world. And it happens to come at a great time for us when we have the leaders now in many places around the world and then across all of our segments, and then we feel confident to that.

So we have an enormous set of conversations going on. One can, as Ajay points out to me, never know exactly how many of those opportunities will come to fruition. But assuming a good number of them do and then we add junior professionals behind those bets on senior talent, it could hurt our P&L in the second half of the year or maybe even to 2025.

But as I hope you know and remember, it is the equivalent analogous investigations that - investments that we’ve made in the past that had been the essence of the core vitality of this company that has allowed us to achieve these multiple years of growth.

My sense is that the history of these last 5 to 10 years shows that if we have these opportunities and invest boldly, if we execute at the level of quality and conviction that we have in the past, we might, yes, we might hurt some quarters, but we will be building on and accelerating this powerful journey. And that would reinforce my conviction, which is that this company, as much success as we’ve had recently, that we are much closer to the beginning of a fabulous journey we’re on than we are to the end.

With that, let me turn this over to you, Ajay, to take us [forward].

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results for the quarter.

As Steve mentioned, today, we reported yet another quarter of record revenues with all of our segments growing year-over-year. 15.1% revenue growth outpaced a 13.1% increase in direct cost and a 9.6% increase in SG&A expenses compared to the prior year quarter. As a result, earnings per share grew by 66.4% to $2.23. We are, of course, pleased with these results, which exceeded our expectations as we benefited this quarter from an increase in both utilization and average billable rates.

However, I must point out that the year-over-year increase in earnings is also in part because of a number of factors that had particularly negatively impacted Q1 of last year, including higher FX remeasurement losses; investment in our public sector practice, which resides within our Corporate Finance & Restructuring segment, where we did not see significant revenues until the third quarter of ‘23; and losses within our health care business transformation practice, which we have since realigned within our Corporate Finance & Restructuring segment. Additionally, in the first quarter of 2024, our tax rate of 19.6% is particularly low relative to 24% in the first quarter of ‘23.

Now turning to the details for the quarter. First quarter of 2024 revenues of $928.6 million increased $121.8 million or 15.1% year-over-year. Earnings per share of $2.23 increased $0.89 compared to $1.34 in the prior year quarter. Net income of $80 million compared to $47.5 million in the prior year quarter. SG&A of $201.9 million or 21.7% of revenues compared to SG&A of $184.2 million or 22.8% of revenues in the first quarter of ‘23. The increase in SG&A was primarily due to higher compensation and bad debt.

First quarter 2024 adjusted EBITDA of $111.1 million compared to $78.4 million in the prior year quarter. Our first quarter ‘24 effective tax rate of 19.6% compared to 24% in the prior year quarter. The lower tax rate was primarily due to a decrease in foreign taxes and a higher discrete tax adjustment related to share-based compensation due to the exercise of additional, nonqualified stock options as compared to the prior year quarter. For 2024, we now expect our effective tax rate to be between 22% and 24%.

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Weighted average shares outstanding or WASO for Q1 of 35.8 million shares compared to 35.5 million shares in the prior year quarter. Billable headcount increased by 180 professionals or 2.9% year-over-year. Sequentially, billable headcount increased by 16 professionals or 0.3%. Though our billable headcount increase is small year-over-year and flat sequentially, we expect the most significant additions to our employee base in 2024 to occur in the second half of the year when we expect to welcome approximately 300 campus hires. Non-billable headcount increased by 81 professionals or 5% year-over-year.

Now turning to our performance at the segment level. In Corporate Finance & Restructuring, revenues of $366 million increased 16%. Revenue growth was driven by double-digit top line growth across each of our restructuring, business transformation & strategy and transactions businesses.

In the first quarter, restructuring represented 47%, business transformation & strategy represented 31% and transactions represented 22% of segment revenues. This compares to a split of 45% for restructuring, 32% for business transformation & strategy and 22% for transactions in the prior year quarter. Year-over-year, restructuring revenues grew 20%, business transformation & strategy revenues grew 12% and transactions revenues grew 13%.

Adjusted segment EBITDA of $75.2 million or 20.6% of segment revenues compared to $51.8 million or 16.4% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, including success fees, which was partially offset by higher compensation and SG&A expenses.

Sequentially, Corporate Finance & Restructuring revenues were flat. Restructuring revenues grew 5%, and transaction revenues grew 2%, while business transformation & strategy revenues declined 8% as we saw some large jobs in the business transformation & strategy business conclude.

Industries where we have been helping clients with restructuring, where we saw sequential increases in revenues, include diversified metals and mining, chemicals, financial services and real estate, among others. Adjusted segment EBITDA increased $9.8 million sequentially, primarily due to lower compensation and contractor costs, which was only partially offset by an increase in business development expenses related to annual client events.

Turning to Forensic and Litigation Consulting or FLC, revenues of $176.1 million increased 11.6%. The increase in revenues was primarily due to higher demand and realized bill rates for investigations and dispute services. Adjusted segment EBITDA of $33.7 million or 19.1% of segment revenues compared to $21.8 million or 13.8% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation.

Sequentially, FLC revenues increased $10.6 million or 6.4%, primarily due to higher demand for construction solutions and disputes services. Adjusted segment EBITDA increased by $14.5 million sequentially, primarily due to higher revenues as well as a decrease in compensation and bad debt.

In Economic Consulting, revenues of $204.5 million increased 20.6%. The increase in revenues was primarily due to higher demand and realized bill rates for non-M&A-related antitrust and financial economic services. Adjusted segment EBITDA of $14.2 million or 6.9% of segment revenues compared to $14.2 million or 8.4% of segment revenues in the prior year quarter. The increase in revenues was more than offset by higher compensation, contractor costs and SG&A expenses. The increase in compensation was primarily related to higher variable compensation and the impact of a 5.8% increase in billable headcount. The increase in SG&A expenses was primarily related to higher bad debt.

Similar to recent years, in the first quarter, we experienced revenue deferrals that have resulted in and may continue to result in variations in the timing of revenue recognized on work already performed. We believe that conditions to recognize these revenues will be met later this year and could positively impact adjusted EBITDA by approximately $6 million. Sequentially, Economic Consulting’s revenues decreased $1.5 million. Adjusted segment EBITDA decreased $24.2 million, primarily due to higher compensation and bad debt.

Technology’s revenues of $100.7 million increased 11.1%. The increase in revenues was primarily due to higher demand for M&A-related second request and information governance, privacy & security services, which was partially offset by a decline in demand for investigations services. Adjusted segment EBITDA of $14.6 million or 14.5% of segment revenues compared to $15.4 million or 17% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to an increase in compensation, which includes the impact of an 11.2% increase in billable headcount, higher as-needed consultant costs and an increase in SG&A expenses.

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Sequentially, Technology revenues were flat. And adjusted segment EBITDA increased $2.2 million, primarily due to lower SG&A expenses, which was partially offset by an increase in compensation.

Strategic Communications revenues of $81.2 million increased 11.1%. The increase in revenues was primarily due to higher demand for public affairs and corporate reputation services. Adjusted segment EBITDA of $12.4 million or 15.3% of segment revenues compared to $9.6 million or 13.1% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation and higher SG&A expenses.

Sequentially, Strategic Communications revenues decreased $5.4 million or 6.3%, primarily due to lower demand for corporate reputation services. Adjusted segment EBITDA decreased $3.2 million, primarily due to lower revenues, which was partially offset by a decline in compensation and SG&A expenses.

Let me now discuss a few cash flow and balance sheet items. As is typical, we pay the bulk of our annual bonuses in the first quarter. Net cash used in operating activities of $274.8 million compared to $254.2 million in the prior year quarter. The year-over-year increase in net cash used in operating activities was primarily due to an increase in salaries, higher annual bonus payments and an increase in forgivable loan issuances, which was partially offset by higher cash collections.

Total debt, net of cash and short-term investments, of negative $39 million at March 31, 2024, compared to $122.7 million at March 31, 2023, and negative $328.7 million at December 31, 2023. The sequential increase in total debt, net of cash and short-term investments, was primarily due to higher borrowings under the company’s senior secured bank revolving credit facility, which were primarily used for annual bonus payments.

Turning to guidance. Though the end of first quarter is usually too early to revisit guidance, let me remind you of a few of the determining factors. First, as I said at the beginning of the call, our tax rate was 19.6% in the first quarter of ‘24, but we expect it to be between 22% and 24% for the full year.

Second, let me remind everyone that last year, we had a weak first half, followed by an exceptionally strong second half of the year. Our restructuring business this quarter was even stronger than we expected. Whether this level of strength will persist through the year may depend on factors that are difficult to reliably predict and include availability of funding for distressed companies and the duration of our matters.

Further, several of our other businesses can have significant ups and downs based on large new matters starting or ending, as evidenced even in this past quarter in business transformation & strategy where certain jobs ended.

Third, as Steve mentioned, we have both the appetite and the wherewithal to make investments. Having said that, we cannot say with certainty when such investments will be made and, therefore, how much impact they will have in this calendar year.

Lastly, the fourth quarter is typically a weaker quarter for us because of a seasonal business slowdown and vacations at the end of the year. As Steve said, it is rare that we see the underlying ebbs and flows in our business coincide to the extent that they have so far this year. Our current guidance is in a range that encompasses both positive and negative scenarios and combinations for our various businesses. At this time, our guidance remains unchanged.

Before I close, I want to reiterate 4 key themes that I believe underscores the attractiveness of our business. First, our results illustrate the growing need for our services as we assist our clients as they navigate through their most complex challenges and opportunities regardless of business cycle. Second, our leading practitioners and their continued ability to not only win business, but also attract top talent is our core strength.

Third, we continually will look to expand our portfolio of services to adjacencies related to our core competencies. Examples of such expansion range from construction solutions to cybersecurity and AI in FLC; strategy consulting and digital transformation in Corporate Finance; non-M&A-related antitrust in Economic Consulting; blockchain, digital assets, emerging data and AI-based capabilities in Technology; and public affairs consulting in Strategic Communications.

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Finally, our enviable balance sheet allows us the flexibility to continue to boost shareholder value through organic headcount growth, share buybacks and acquisitions when we see the right ones.

With that, let’s open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And the first question will come from Andrew Nicholas with William Blair.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

I wanted to start on the restructuring environment. Ajay, I think you said it was even stronger than you expected in the quarter. Obviously, first quarter, I think, is higher than fourth quarter levels. Just curious if you could kind of unpack the strength. How much of it is the environment and kind of the market staying higher than you had expected versus the company winning a higher share of mandates?

It did seem like from some of the things that we were able to track down intra-quarter that you guys are doing quite well in terms of winning large deals. So any kind of color between what is and is not under your control in that restructuring business would be helpful.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Ajay may have more detailed answers. Look, there have been some quarters where we’ve been up when the market has been down, which clearly gives you an indication that there’s share gain. I think this market is robust for people in addition to us. It’s not just us that are doing well. But I don’t know how to disaggregate the 2. Do you?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

No, I’m sure you’re absolutely right, us and others are doing better than we expected.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes, I think that’s right. So I’d like to say it’s all share gains, sometimes it has been. I can’t claim that this quarter here, Andrew, is my sense. But we’re feeling pretty good about our competitive position out there. Does that at least respond to your question?

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Yes, absolutely. No, it’s not an easy question to answer, so I appreciate that. In terms of Economic Consulting, you mentioned the revenue deferrals and that potentially pressuring first quarter margins. Just to clarify there, is the work that you did or, I guess, the expenses tied to that work that you expect to come through maybe in the second half of the year, did that all happen in the first quarter?

I guess I’m asking if I can do that math to specifically allocate that $6 million of EBITDA headwind as a onetime item to the first quarter Economic Consulting margins because that is a quite a bit lower margin level than maybe what you’ve done historically.

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Ajay Sabherwal - FTI Consulting, Inc. - CFO

You can, Andrew, and that’s exactly right. That’s why we provided that number. So the - just to be clear, the work - there was work last year as well. There’s work this quarter. This quarter, the impact would be that $6 million that we mentioned, and there is work continuing into the second quarter.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

All right. Great. And then maybe just one last one for me. I appreciate all the insight so far. I think if it wasn’t yesterday, there was some news on non-compete legislation. I know that there’s been already some pretty significant pushback from corporations on the new legislation. But if you could speak to either your thoughts on the legislation, the likelihood of it ultimately coming to pass and the impact on the business, that would be really helpful.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Look, thanks for the question. Look, we’re obviously looking at that. We knew that, that - the FTC was looking at that, and we’ve been monitoring it and we are monitoring. I think you’ve got it right, there are a lot of - as my General Counsel, who’s a very big baseball fan, says there are a lot of innings left in this game before it’s over.

But let me maybe talk to the more general point. There are different aspects of that legislation. I mean some of it apparently is targeting out people who have non-competes for people who earn $30,000 a year. I mean we don’t do that. I mean we have non-competes for our senior people who are in important leadership roles in order to protect big investments we’re making in those people. And that is important to us. We invest confidential information about us and our compliance. We invest - put them in positions of trust with our people and so forth.

So in that sense, that part of it is very important to us. Now even then, when senior people leave, we’re usually able to, as long as they’re willing to honor their restrictions, able to make this work. So we - but those restrictions, the not abusing relationships and so forth is an important element. It’s not clear whether those are actually going to ultimately be challenged by this legislation. So we’re monitoring it.

The other thing I would say is there are some competitors out there who are routine about abusing these sorts of provisions, we aren’t. When we hire people from competitors, we honor them. So if this thing were actually to go through in its most broad form, I suspect we end up - we don’t think that’s the right thing, but we would end up being benefited because people we hire who we protect the confidential responsibilities they have to their prior firm, they wouldn’t be required to going forward.

So there’s a lot of puts and takes we’re monitoring actively, and I think there are a lot of innings left. Does that at least talk to the question?

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Definitely.

Operator

The next question will come from Tobey Sommer with Truist Securities.

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Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

I was hoping you could give us some color on the investments in the kind of calls you’re getting from interested potential lateral hires across the segments, geographies, and I don’t know if those investments also include external acquisition opportunities. So any color you can provide would be helpful.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Look, I’m not going to comment on acquisitions that we’re thinking about or not. But I mean, I would say, just to be clear, most of - almost all of the investments we’ve made historically have been in the one-off hires of individuals. And so we haven’t made a dramatic change in strategy.

What I think is going on here is a combination of things. As you might know, there’s a lot of disruption in the various marketplaces around the world and a number of our competitors. And that’s coming at a time when our reputation has grown enormously. I mean, at one point, leading professionals in many markets overseas would never have called us if they were ticked off, and that has dramatically changed.

And even here in the U.S. where we always had a - we got a long relationship with a number of people who think, “well, if I would ever going to leave, I would go to FTI,” has just soared. And so disruption in marketplaces in some ways is very good for us. And so it’s across the world and it’s across our segments is what’s going on.

Now as Ajay would caution, there’s a lot of conversations, and then some of those translate into things and then there’s sometimes long delays. Like we’ve probably hired more people than you know right now because if -- order their people -- allow people to honor their commitments to their existing employees, we allow them to honor their commitments, and we don’t announce them until they’re finished with that.

So -- but it’s pretty broad and -- I mean it’s very broad and it’s global. And so that’s why I said I think this is the largest extent of conversations we’ve ever had. Does that talk to your point, Tobey?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

It very much does. And then a related question, what is the -- your expectation for SG&A percentage and investments to support those prospective new revenue generators? Are there consequential new economies you may need to enter in de novo or significant flesh you would need to add to the bones and muscle in existing geographies such that G&A percentage is likely to tick higher as a result of these investments?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Look, it’s not that we’re now colonizing Mars, and so we have to put infrastructure on Mars. And I think notwithstanding somebody’s request, we’re not going into Myanmar anytime soon either.

So look, I think the right -- the way I think about it is when you enter new geographies, you always have significant infrastructure or you enter totally new lines of business. And we -- as you saw that happened to us, right, when we made major investments in Europe, we had to -- and frankly, we under-invested for a while. And we’re now doing a catch-up on some of those countries because we just have a much deeper commitment to some of those countries than we did, and it doesn’t work to not have the infrastructure in place.

That’s not what’s going on mostly here. Mostly what’s going on is in markets which we have established presence, there are just people who are now calling us off the hook. What I would caution, though, is I think there’s a naïveté in retail when I used to do retail consulting that said, if I add more stores, my SG&A goes down. And there’s a naïveté in professional services that if I add more heads, well, we’re just going to amortize the same cost.

APRIL 25, 2024 / 1:00PM, FCN.N - Q1 2024 FTI Consulting Inc Earnings Call

My sense is SG&A is pretty proportional most times to the number of heads you have. It doesn’t -- you don’t get a lot of economies of scale. In retail, if you double the volume per store, you get a lot of economies of scale, and the same thing if we drive our revenue per professional up. But if we add a lot of professionals, it’s not like, oh, you had to hire people to recoup them. You have to give them laptops. You have to have real estate for them. And sometimes it’s lumpy increases. But on average, it tends to be proportional.

So I guess I haven’t looked at your question exactly, but my guess is this is not a dramatic driver one way or another on the SG&A percentage. The only exception being sometimes what you do is you bring these people in and they don’t get revenue for a while because they have non-competes, which we honor. And so it causes a little dip in your revenue per professional. That then makes the percentage a little higher, but that’s a temporary factor. Does that give you at least some thoughts to think about?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

It definitely does, Steve. I appreciate that. I had 2 other questions. One in -- they both relate to Economic Consulting. In non-M&A-related antitrust, do your people tell you that those -- that, that trend in the projects that you may be involved in or certainly out in the market have long legs and are sort of likely to be of a longer duration than a typical M&A-related antitrust engagement that has a more defined time line?

And then secondly, what is sort of the long-term margin outlook there in the segment? I know you have very talented people who generate, in some cases, a lot of business. So how do you feel about that relative to historic normative margins?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Tobey, I’ll take a crack at both of them. The first one, answer is simply yes, the non-M&A antitrust does not have the same defined duration that an M&A has because M&A is very set. Non-M&A could also -- it also extends to various jurisdictions. You might do a non-M&A antitrust in the U.S., which within different countries have their own anti-trust authorities. So there are longer legs to those sorts of assignments. So that’s one.

Second, we typically have not given margin guidance, and we were not going to start giving, actually, guidance today. So -- but if you look at last year, our Economic Consulting segment had about 15% margin. And we have the same in 2022, so around the 15% for that segment. And I very clearly telegraphed in my -- in the last quarter’s earnings call that we do expect erosion in margin for a variety of reasons. And so don’t take the first quarter -- so that still stands.

Now don’t take the first quarter margin and say, well, that’s what it is because there’s significant deferrals that have taken place in the first quarter. There are other items as well, like bad debt, et cetera, that you don’t expect to repeat. So that’s as much as we would say on margins at this point.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

If I could sneak in one last one. Ajay, in your prepared remarks, you referenced a lot of new businesses that have been launched in adjacent markets over time. I don’t expect you to tell me whatever your nascent new investments are. I’ll wait for you to have them percolate and be consequential and then we can talk about them. But could you comment about whether you have sort of multiple irons in the fire to develop new things that we may talk about live on these calls in 2 or 3 years?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, absolutely. Let me say this, if I can. I mean, look, one of the things that we’ve done over the last while is we have quarterly strategy meetings. And you say, like, I have quarterly strategy meetings with every segment and with the key leaders around the world. And you say, well, how much can the strategy change in a quarter? You don’t expect the entire strategy to change in a quarter.

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But what you’re doing is you’re evaluating bets and you’re evaluating, a, do we think actually our core team, core businesses have more legs than we’ve historically done, and so we want to up the hiring or but also continually evaluating what other adjacencies we should do a lot and monitoring what’s going on in the world.

3 years ago, we weren’t thinking about in a serious way across the company about AI. We were in our Tech business. Our Tech business was doing machine learning before it was a common phrase in The Wall Street Journal. But we weren’t looking at it more systematically. Of course, I’ve been looking at it more systematically and you come up with new ideas around that.

But it’s also around changes in geography, changes in competitor, changes in our capabilities, changes in the people who come to us. We didn’t enter the strategy business because we’ve made a conscious decision to enter the strategy business. We mentioned strategy business because a great group of people wanted to join us. And the same thing in public sector work because of great group of people.

So these conversations are ongoing, and they can be our essence of what I write to our people, which is the biggest mistake in professional services is thinking you can sit still. Whenever people sat still, they thought they were sitting still, and the world changed and they were really moving backwards. And what we are committed to is to continually challenge ourselves to say, where should we be moving, and that’s an ongoing process. And if something new doesn’t come out in 2 or 3 years, then somebody wasn’t doing his job, and I’m looking at myself. Does that at least talk to your question?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

It sure does.

Operator

The next question will come from James Yaro with Goldman Sachs.

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division - Research Analyst

Maybe just starting on the Corporate Finance & Restructuring segment, we’ve seen more challenging M&A trends in this quarter for many investment banks. How do you expect the higher rates for longer environment to impact growth of your business transformation & strategy and transactions businesses going forward?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

So look, the business transformation & strategy, they’re not as sort of rate-sensitive. This is a big job business. And if you look at the last 12 quarters, you’ll notice we could have a run of 3 strong quarters and then a really weak quarter sequentially, and then simply a matter of — major matters ending and new matters not starting. This is one of those quarters wherein business transformation & strategy in Q4, certain matters ended and you see that sequential decline. So I’m not willing to say that’s because interest rates are elevated. So that’s on that one.

On M&A, M&A is actually picking up. So even though rates are elevated, what we hear is more M&A picking up. Now just within CFR, just to be clear there, in our transactions business, the bulk of the revenue isn’t iBanking. iBanking is a very tiny fraction. The bulk of the business is due diligence, merger integration, carve-out work. And it’s typically in the small to midsized types of transactions. So it’s not — that business is actually not that sensitive to the larger trends. The large M&A affects our Economic Consulting and certainly our Technology business with the second request area.

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James Edwin Yaro - Goldman Sachs Group, Inc., Research Division - Research Analyst

Okay. That’s very clear. Maybe just turning back to Econ Consulting, which obviously was substantially better than I think at least I had been forecasting and with revenue only down, I think, 1% quarter-on-quarter. Previously, you have talked about Econ Consulting being back-half weighted for this year. And you noted on this call, the deferred revenue could support revenue further out in 2024. So should we think of this as being a good starting point and revenue can grow from here and they’re still being the same second half weighted component to Econ Consulting?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

I actually don’t recollect saying Econ Consulting would be second half weighted, but we can go back and look at that.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

It was EBITDA. Did we anticipate deferrals? I mean that could have been EBITDA if we talked about it. I don’t think we would have said - there’s nothing there. I never thought I’d said that the revenue would be -- or maybe that’s the deferral...

Ajay Sabherwal - FTI Consulting, Inc. - CFO

So on the revenue side, absolutely delighted and positively surprised at the revenue number on Economic Consulting, and non-M&A antitrust is the area which has grown. The M&A antitrust is robust, but it’s relatively flat. The non-M&A is what has grown and other areas like arbitration and financial economics. We’re very pleased and may it long continue.

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division - Research Analyst

Okay, got you. Yes, I think I guess I misunderstood. I thought you’re talking about last quarter about how there could be more the pickup in the second half of the year. But that makes sense.

Maybe just the Forensic and Litigation Consulting utilization, which did improve notably in the quarter. Is this related to some of the actions you took last year or because of the large quarter-on-quarter revenue step-up or perhaps both and your aspirations for utilization in that business going forward?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes, there’s some onetime things in the EBITDA increase there, but the underlying realities of that business are due to 2 things. One is we have been on -- and we’ve had a lot of work going on, on a multiyear basis to strengthen that business. And that started -- has shown some progress over time, and that’s continued. And that’s what you see in revenue lines, and those are really good.

The other thing is, yes, we tapered back hiring in the second half of the year in a number of segments because our attrition levels were so low in the first half of the year, plus we had started the year higher than we expected in a number of places and so forth. And so -- and then the revenue in the second half of last year was stronger than we thought.

So we’ve gotten, in some places, caught short. I think the headcount increase year-on-year on that is not as -- is dramatically less than the revenue, which, of course, is not sustainable. So -- but look, when you have high revenue growth and no headcount growth or almost no headcount growth, then it all drops to the bottom line.

APRIL 25, 2024 / 1:00PM, FCN.N - Q1 2024 FTI Consulting Inc Earnings Call

I think what we believe in, in all of our businesses that the levels of headcount growth we’ve had year-on-year are not sustainable. You can’t drive this sort of revenue growth we aspire to. So we’re going to have to tweak that up, but in FLC and elsewhere. But I think we are seeing, with some zigs and zags, the progress of what our leadership team has done to strengthen our businesses there.

I think that may be all the questions. Thank you all for your attention and continued support for our company. We’re excited about where we are, and we look forward to continuing the conversation with all of you. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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